Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered as of this 28th day of August, 2017, (the “Amendment Effective Date”) by and between Alliqua Biomedical, Inc., a Delaware corporation (the “Company”), and Nino Pionati (the “Executive”) for purposes of amending that certain Employment Agreement dated as of June 3, 2015 by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Article V, Section G of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Article V, Section G of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             Article III of the Agreement is hereby amended by deleting said article in its entirety and substituting in lieu thereof the following new Article III:

ARTICLE III.
TERM; TERMINATION

A.           Term of Agreement/Employment. The Agreement’s stated term and the employment relationship created hereunder will remain in effect until August 28, 2020, unless earlier terminated in accordance with this Article III.  This Agreement shall be automatically renewed for successive one (1) year terms (each one-year period, a “Renewal Term”), unless the Executive’s employment is terminated by either party upon written notice provided not less than four (4) months before August 28, 2020 or any Renewal Term, or unless earlier terminated in accordance with this Article III.

B.           Termination. Either party may terminate the Executive’s employment at any time upon written notice. The date of the Executive’s termination shall be the date stated in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the date of termination, (ii) any unpaid Performance Bonus earned and accrued for a previously completed calendar year, (iii) any accrued and unpaid vacation or similar pay to which the Executive is entitled as a matter of law or Company policy, and (iv) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”). The Executive’s termination under this Agreement shall also constitute the Executive’s resignation as an officer or director of any affiliate or subsidiary of the Company, as applicable.

(i)          Termination for Cause or Voluntary Resignation. In the event the Company terminates the Executive’s employment for Cause (defined below) or the Executive voluntarily resigns without Good Reason (defined below), the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. For purposes of this Agreement, “Cause” means termination because of: (a) an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by the Executive; (b) the Executive’s indictment or conviction of, or pleading nolo contendere or guilty to, a felony, or a crime involving moral turpitude; (c) the Executive ‘s refusal to perform, or intentional disregard of, in any material respect, the Executive’s duties and responsibilities hereunder; and (d) a material breach by the Executive of this Agreement or any other agreement to which the Executive and the Company are parties. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

(ii)         Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive the following, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following the termination of employment: (a) the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment; (b) if the Executive was employed by the Company through at least July 1st of the applicable calendar year, a pro-rata portion of any Performance Bonus earned during such calendar year, with the amount (1) prorated based on the number of days employed during such calendar year, (2) determined assuming a “target” achievement level for the performance criteria for such Performance Bonus, and (3) payable in a lump sum payment on the Company’s first regular pay date on or after the sixtieth (60th) day following the termination of employment; (c) severance pay in an amount equal to the Executive’s Base Salary for twelve (12) months, less applicable taxes and other withholdings, payable in a lump sum payment on the Company’s first regular pay date on or after the sixtieth (60th) day following the termination of employment; (d) for a period of twelve (12) months or until the Executive becomes eligible for comparable employer sponsored health plan benefits, whichever is sooner, all health plan benefits to which the Executive is entitled prior to the termination date under any such benefit plans or arrangements maintained by the Company in which the Executive participated, which benefits shall be determined and paid in accordance with this Agreement and plans or arrangements and shall be provided pursuant to COBRA with the relative costs therefor being paid by the Company and the Executive in the same proportion as existed while the Executive was an active employee of the Company; and (e) the Stock Options and Restricted Stock granted to the Executive shall be fully and immediately vested, and the Stock Options shall remain exercisable for two (2) years following the termination date or, if sooner, until the end of the applicable Stock Option’s term. For purposes of this Agreement, “Good Reason” means termination because of: (a) a material diminution without the Executive’s consent in the Executive’s duties and responsibilities; (b) a material breach by the Company of this Agreement or any other agreement to which the Executive and the Company are parties; (c) relocation of the Executive’s principal place of employment to a place that is more than thirty-five (35) miles from the Company’s principal place of business in Yardley, Pennsylvania; and (d) failure by the Company to secure in writing the agreement of any successor entity to the Company to assume the Agreement, including a successor to all or substantially all of the assets of the Company. In each such event listed above, the Executive shall give the Company written notice thereof within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, which notice shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

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C.           Survival. The Executive’s post-termination obligations in Article IV shall continue as provided in this Agreement.

2.             Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

3.             In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

ALLIQUA BIOMEDICAL, INC.

By:	/s/ David Johnson
Name:	David Johnson
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Nino Pionati
Nino Pionati